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EXHIBIT 8.
---------

This exhibit is a fair and accurate English translation of a foreign language document.

                                        /s/ AVI RUIMI
                                        ----------------------------------------
                                        Avi Ruimi


                                                    Date: 28th of December, 1999


Mr. Avi Ruimi and/or a corporation under his control, jointly and severally, 46 Shderot Rothchild,
Tel-Aviv

Dear Sir/Madam,

         Re: CALL OPTION FOR THE PURCHASE OF SHARES IN THE "TEFRON" COMPANY :

Further to the contract executed between us today, December, 1999, with respect to the shares of Macpel Industries Ltd., which holds on its part shares in Tefron Ltd. (hereinafter - "Tefron"), we wish to put in writing the agreements between us as follows:

1. We are holders of a call option for the purchase of 1,695,690 shares of Tefron, granted to us by Tavris Anstalt Limited N.V. (hereinafter - "the "Option" and "Tavriz", respectively), which is exercisable by notice on our part not later than by 29.8.2000 (hereinafter - "the Last Date for Giving Notice of Exercise of the Option"), in consideration of the payment by 28.9.2000 (hereinafter - "the Last Date for the Exercise of the Option") of 17.4 dollars per share of Tefron ("the Exercise Price"). Our rights of the option are free, clear and released of any third party right, and so shall be the Tefron shares to be purchased by you if and insofar as you exercise your rights of the option as they are hereinafter defined.

2. It is agreed between us to determine the "Terms of Exercise" to be complied with, if the average daily closing rate of the Tefron share on the New York Stock Exchange (NYSE), in the period between the 60th day and the 30th day before the Last Date for Giving Notice of Exercise of the Option, will be at least 15.40 dollars per share (hereinafter - "the Terms of the Exercise").

3. Upon the fulfillment of the Terms of the Exercise, we shall transfer and assign to you, one third (1/3) of the rights of the Option (hereinafter - "Your rights of the Option") and you shall give notice to Tavriz of the exercise of your rights of the Option and acquire the Tefron Shares in respect thereof on the date of the exercise, in consideration of the payment of the Price of the Exercise on the date of the exercise. The said transfer and assignment will come into force automatically upon the fulfillment of the Terms of the Exercise, without the need of any notice and/or additional act on our part or of any other party whatsoever. We shall, however, be entitled upon the fulfillment of the Terms of the Exercise, if you do not exercise your rights of the Option by the Last Date for the Exercise of the Option, to force you to exercise your rights of the Option and acquire the Tefron shares in respect thereof on the date of the Option, by payment of the Price of the Exercise on the date of the exercise.


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4.       We shall be responsible to obtain, at our cost if so required, the consent of the "Discount Group" (as it is defined in the Tefron Shareholders Agreement dated 17th of December, 1997) to the transfer of your Option rights in your name and ownership, if and insofar as such consent is at all required.

5. Obviously, until the date of the expiry of the Option, any consent on our part to any modification on our part and/or amendment and/or updating and/or revocation of the Option requires your prior consent in writing.

Kindly confirm that you agree to the conditions of this letter by your signing at the bottom hereof.



           /s/ SIGI RABINOWICZ                          /s/ ARIE WOLFSON
         ----------------------------               ----------------------------
               Sigi Rabinowitz                              Arie Wolfson



I confirm and agree to the aforesaid:

                                                        /s/ AVI RUIMI
                                                 -------------------------------
                                                        Avi Ruimi and/or
                                                 a corporation under his control